Exhibit (a)(1)(iv)

THE CENTRAL EUROPE, RUSSIA AND TURKEY FUND, INC.

345 PARK AVENUE

NEW YORK, NEW YORK 10154

(800) 349-4281

To Purchase for Cash up to 566,397 of its Issued and Outstanding Shares

at 98% of the Net Asset Value Per Share

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We are enclosing herewith the material listed below relating to the offer of The Central Europe, Russia and Turkey Fund, Inc., a non-diversified closed-end management investment company incorporated under the laws of the State of Maryland (the “Fund”), to repurchase up to 566,397 (approximately 5%) of its issued and outstanding shares of common stock, par value $0.001 per share (the “Fund Shares”). As of February 3, 2014, 11,327,943.92 shares of the Fund were outstanding. The offer is to purchase Fund Shares for cash at a price equal to 98% of their net asset value (“NAV”) as determined by the Fund on March 18, 2014 (or, if the offer is extended, as determined by the Fund on the next business day after the date to which the offer is extended), upon the terms and subject to the conditions set forth in the Offer to Repurchase dated February 14, 2014 and the related Letter of Transmittal (which together with any amendments or supplements thereto collectively constitute the “Offer to Repurchase”).

We are asking you to contact your clients for whom you hold Fund Shares registered in your name (or in the name of your nominee) or who hold Fund Shares registered in their own names. Please bring the Offer to Repurchase to their attention as promptly as possible. No fees or commission will be payable to the Fund in connection with the Offer to Repurchase. However, brokers, dealers or other persons may charge stockholders a fee for soliciting tenders for Fund Shares pursuant to the Offer to Repurchase. The Fund will also, upon request, reimburse you for reasonable and customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Fund will pay all transfer taxes on its purchase of Fund Shares, subject to Instruction 7 of the Letter of Transmittal, entitled “Transfer Taxes”. HOWEVER, BACK-UP WITHHOLDING AT A 28% RATE MAY BE REQUIRED UNLESS EITHER AN EXEMPTION IS PROVED OR THE REQUIRED TAXPAYER IDENTIFICATION INFORMATION AND CERTIFICATIONS ARE PROVIDED. SEE SECTION 12 OF THE OFFER TO REPURCHASE, ENTITLED “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES” AND INSTRUCTION 13 OF THE LETTER OF TRANSMITTAL, ENTITLED “BACK-UP WITHHOLDING TAX”.

For your information and for forwarding to your clients, we are enclosing the following documents:

(1) The Offer to Repurchase dated February 14, 2014;

(2) The Letter of Transmittal for your use and to be provided to your clients;

(3) Notice of Guaranteed Delivery;

(4) Form of Letter to Clients, which may be sent upon request for information by your clients for whose account you hold Fund Shares registered in your name (or in the name of your nominee);

(5) Letter to Stockholders of the Fund from John Millette, Secretary of the Fund, dated February 14, 2014;

(6) Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

(7) Return envelope addressed to The Colbent Corporation (the “Depositary”).

No fees or commissions will be payable for soliciting tenders of Fund Shares pursuant to the Offer to Repurchase. The Fund will pay all transfer taxes on its purchase of Fund Shares, subject to Instruction 7 of the Letter of Transmittal. Back-up withholding tax may be required unless an exemption is proved or unless the required taxpayer identification information is or has previously been provided to the Fund or the Depositary. Certain withholdings may also apply with respect to payments to non-U.S. stockholders. See Instruction 13 of the Letter of Transmittal.

The Offer to Repurchase is not being made to, nor will the Fund accept tender of Fund Shares from, or on behalf of, owners of Fund Shares in any jurisdiction in which the making of the Offer to Repurchase or its acceptance would not comply with the securities or “blue sky” laws of that jurisdiction.

As described under Section 4 of the Offer to Repurchase, entitled “Procedures for Tendering Fund Shares”, tenders may be made without the concurrent deposit of stock certificates if: (1) such tenders are made by or through a broker or dealer that is a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority or a commercial bank or trust company having an office, branch, or agency in the United States; and (2) certificates for Fund Shares (or a confirmation of a book-entry transfer of such Fund Shares into the Depositary’s account at a book-entry transfer facility), together with a properly completed and duly executed Letter of Transmittal, and all other documents required by the Letter of Transmittal, are received by the Depositary within three business days after receipt by the Depositary of a properly completed and duly executed Notice of Guaranteed Delivery.

NEITHER THE FUND NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER WHETHER TO TENDER ANY FUND SHARES.

For additional information or copies of the enclosed material, please contact AST Fund Solutions, Inc. (the “Information Agent”) at (800) 884-4725.

Very truly yours,

The Central Europe, Russia and Turkey Fund, Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE CENTRAL EUROPE, RUSSIA AND TURKEY FUND, INC., THE INFORMATION AGENT, OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS OR USE ANY MATERIAL ON THEIR BEHALF WITH RESPECT TO THE OFFER TO REPURCHASE, OTHER THAN THE MATERIAL ENCLOSED HEREWITH AND THE STATEMENTS SPECIFICALLY SET FORTH IN SUCH MATERIAL.

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